Exhibit 10.3

Certain confidential information contained in this document, marked by [XXX], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

MASTER SUPPLY AGREEMENT

CONTRACT NO: [XXX]

CONTRACT NO: [XXX]

[18.11.2024]

[BUYER CO] and Toyo America LLC

i

MASTER SUPPLY AGREEMENT

This master supply agreement (“Contract”) is made and entered into on Nov [18], 2024 (“Effective Date”).

BUYER CO., a company with Add [XXX] and (hereinafter referred to as ‘BUYER’ which expression shall, unless repugnant to the context or contrary to the meaning thereof, be deemed to mean and include its successors in business) of the One Part; and

Toyo America LLC a company registered under America Law and having its Registered Office at 251 Little Falls Drive, Wilmington, Delaware 19808, America herein after referred to as ’Supplier’, (which expression shall unless repugnant to the context includes its successors and permitted assigns) of the Other part.

BUYER and Supplier are hereinafter collectively referred to as “Parties” and individually as “Party”.

A.	BUYER is the renowned photovoltaic module manufacturer having its manufacturing facility at Brookshire, Texas.

B.	Supplier has represented that it is a trading company based in US and further represented that its related company TOYO SOLAR COMPANY LIMITED is mainly engaged in manufacturing Mono perc/N-TYPE CELLs, [XXX].

C.	Supplier has represented that it has necessary and adequate resources, experience, expertise, supervisory abilities and requisite its complied with all applicable laws and statutory compliances to supply Cells. Relying on the representations made by Supplier, BUYER has agreed to purchase the Cells on terms and conditions more specifically stated hereunder.

NOW THEREFORE, IN CONSIDERATION OF THE SAID PREMISES AND MUTUAL COVENANTS HEREINAFTER SET FORTH, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1.	“Affiliate” means with respect to a Party is, directly or indirectly, controlled by such Party, directly or indirectly Controls such Party, is, directly or indirectly, controlled by a company or corporation that also, directly or indirectly, Controls such Party.

1.2.	“Contract” means this master supply agreement including all schedules, Annexures, and appendices and Purchase Orders issued and confirmed thereunder.

1.3.	“Applicable Law” Applicable Law means any laws, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any court, or governmental agency or authority, and rules, regulations, orders, national, regional or local law, by-law, directive, code, circular, statute, interpretations and permits of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court , decisions or other body having jurisdiction over the applicable matter. Both Party shall comply with the respective Applicable Laws.

1.4.	“Cell(s)” means N-Type Cells.

1.5.	“Cell Delivery Schedule” means the Cells delivery schedule specified in Annexure B and/ or relevant Purchase Order, which shall not be modified except in the manner as specifically prescribed under this Contract, or as may be mutually amended by the Parties.

1.6.	“Contract Price” means the total price being paid for Total Cell Quantity” collectively under all Purchase Order issued in accordance with this Contract, as detailed in Annexure A.

1.7.	“Claim” means any claim, interest, liability, proceeding, cause of action, suit, demand, judgements, investigation (including by way of contribution or indemnity) at law or in equity, in each case brought against either Party (including by any third party).

1.8.	“Control” (together with its grammatical variations when used with respect to any Person) means: (a) the Ownership, directly or indirectly, of more than 50% (fifty per cent) of the voting shares of such Person; or (b) the power, directly or indirectly, to direct or influence the management and policies of such Person by operation of law, contract, or otherwise.

1.9.	“Defect” means any defect, deficiency, inadequacy or damage in the Cells, due to improper handling or transportation, faulty design, materials, manufacturing, assembling, workmanship, as would result in (a) operational failure of Cells, and/or (b) any failure of a Cells to meet the Technical Specifications specified in this Contract; and/or (c) failure of the Cells to meet the guaranteed and other performance parameters under this Contract.

1.10.	“Delivery” or “Delivering” or “Delivered” means (i) that a Cells is made available/ by Supplier at the Designated Delivery Point for pickup by BUYER (or its Representative) or has been loaded by Supplier on to the vehicles arranged for transportation as per agreed Delivery Terms or Cell Delivery Schedule (ii) in the case of a Replacement Cells, that such Cells are made available by Supplier at BUYER’s Site, in each case in accordance with the requirements of this Contract.

1.11.	“Designated Delivery Point” means the factory of BUYER situated at [XXX], or any other place as mentioned in the relevant Purchase Order as mutually agreed by Supplier.

1.12.	“Dispatch Clearance Certificate” means a certificate issued by BUYER or its Representative setting forth a list of the Cells which have passed the Inspection and Testing Requirements, and which are ready for dispatch and Delivery by Supplier

1.13.	“Governmental Authority” means applicable national, state, provincial, and local governments and all agencies, authorities, ministries, departments, boards, instrumentalities, municipalities, courts, tribunals, corporations, other authorities lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or other subdivisions of any of the foregoing having or claiming a regulatory interest in [XXX] United States of America and Vietnam.

1.14.	“Guaranteed Delivery Date” means the dates specified in the Purchase Order in accordance with the Cell Delivery Schedule specified in Annexure B or any such other date which is mutually agreed between the Parties, by which date the agreed quantity of Cells is required to be delivered by Supplier at the Designated Delivery Point.

1.15.	“Guaranteed Replacement Delivery Period” means, where the Cells required to be replaced pursuant to a request in accordance with this Contract, the date of shipment of replacement Cells to the Designated Delivery Point by Supplier which date shall not be later than 12 (Twelve) days from the date of the request acceptance or entitlement to such replacement.

1.16.	“Inspection Agency” means any of CEA, PI Berlin or any other reputed inspection agency, to be appointed by BUYER for the purpose of undertaking the Factory Inspections or any other inspection as provided under this Contract.

1.17.	“Invoice” means an invoice submitted by Supplier to BUYER for payments to be made under a Purchase Order.

1.18.	Not used.

1.19.	“Lenders” means lenders, banks, financial institutions, other institutions, multilaterals, export credit agencies, governmental entities, noteholders, bondholders or other Persons providing or guaranteeing (including by way of providing political risk or commercial risk insurance) financing, refinancing or credit support to BUYER for the purposes of the Project, and any agent or trustee therefor.

1.20.	“Losses” means all losses, liabilities, demands, interests, proceedings, cost and expenses (including, reasonable legal costs, lawyers’ and arbitrator’s fees), damages, penalties, fines, claims, actions and suits and charges including any of the above suffered by the non-defaulting Party as a direct result of any act or omission of the defaulting Party, in the course of the performance of this Contract.

1.21.	“Lot” means each of lot of Cells (as defined in the relevant Purchase Order) comprised in the Purchase Order Quantity and supplied pursuant to the respective Purchase Order and agreed by Supplier.

1.22.	“MW” means the nominal output power (in megawatts) of any Cell at Standard Test Conditions.

1.23.	“BUYER’s Site” means the location(s) of BUYER’s manufacturing facility or a warehouse of BUYER, which shall be specifically mentioned under the Purchase Order.

1.24.	“Permits” means all approvals, consents, permits, clearances, variances, waivers, conditions, decisions, authorizations, orders, certificates, confirmations, exemptions, applications, notifications, filings, declarations, registrations, concessions, acknowledgments, Contracts, licenses (including any import or export licenses), employee visas, environmental permits, decisions, rights-of-way, and similar items required to be made with or to, or obtained from, any Governmental Authority in connection with the obligations of the Parties hereunder or performance under this Contract.

1.25.	“Person” means any individual, partnership, corporation, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or any other entity.

1.26.	“Prudent Utility Practices” means those practices, methods, techniques, equipment, specifications and standards and codes of safety and performance (as may change from time to time) employed, by experienced and reputable international manufacturers, Suppliers, contractors or operators in the manufacturing industry engaged in the same type of undertaking under the same or similar circumstances and conditions, which in the exercise of reasonable judgement in light of the facts known at the time the judgement was made, are considered good, reliable, safe, advisable and prudent practice commensurate with standards of safety, performance, dependability, efficiency and economy and maintainable with reasonable ease, performed or manufactured with the degree of skill, diligence and prudence that would ordinarily be expected from such experienced and reputable international manufacturers, Suppliers, contractors or operators and also in a manner consistent with international best practices, Applicable Laws, Permits, health and safety of workers and community, environmental protection, economy and efficiency for facilities of the type and size similar to the Project in accordance with this Contract and that generally conforms to the manufacturer’s operation and maintenance guidelines and also any guidelines provided in this regard by any Governmental Authority.

1.27.	“Purchase Order(s)” mean a purchase order issued by BUYER and accepted by Supplier during the Term under this Contract as per the format of BUYER specifying, among other relevant details, Purchase Order Quantity, Lot, Purchase Order Price, Guaranteed Delivery Date and other terms of Delivery, Designated Delivery Point, and wattage of the Cells.

1.28.	“Purchase Order Quantity” means quantity of MW of Cells to be supplied by Supplier under the respective Purchase Order.

1.29.	“Representatives” means, with respect to any Person, such Person’s directors, officers, agents, representatives, employees, auditors, advisors, counsel, contractors and subcontractors (other than Supplier and its subcontractors with respect to BUYER), and Affiliates, and for each of the foregoing their respective directors, officers, agents, representatives, employees, auditors, advisors, and counsel.

1.30.	“Supplier’s Site” means [XXX],

where Cells are manufactured by Supplier for supply under this Contract.

1.31.	“Sub-contractors” or “Sub-suppliers” or “Vendors” means any Person appointed by Supplier as a sub-supplier and/or vendor and/or contractor, for any of the activities forming part of this Contract.

1.32.	“Taxes” means any and all applicable taxes (including withholding taxes, goods and services tax), fiscal contributions, levies, imposts, duties (including customs duties), tariffs, cess, deductions, withholdings, fees, liabilities and similar charges (and all interest, penalties and other liabilities imposed with respect thereto) imposed by or on behalf of any Governmental Authority having jurisdiction.

1.33.	“Technical Specifications” means the agreed i) drawings (ii) technical specifications (iii) Quality Assurance plan (“QAP”) (iv) agreed Quality Parameters (v) agreed process (included in QAP) and (vi) quantities as specified and technical specifications ascribed and specified in Annexure A, E and F together.

1.34.	“USD” means the lawful currency of United States of America.

2.	SCOPE OF CONTRACT AND CONDITIONS PRECEDENT

2.1.	Parties have agreed upon the Technical Specifications and quantities as specified in the Annexures A, E and F. Supplier shall ensure that [XXX] ZZZ undertakes to manufacture the Cells strictly in accordance with Technical Specifications and Supplier agrees to supply the high efficiency Cell in accordance with the Technical Specifications with agreed breakages and with (six) 6 months of shelf life from the date of manufacture. (1) The Purchaser will do preliminary inspection of the Products on the arrival of it at manufacturing facility within ten (10) days of the receipt. If Supplier does not receive any objections on quantities or/and including opening breakage rate within ten (10) days, it will be deemed that quantity and opening breakage rate are in accordance with this Agreement and the PO. If in the preliminary inspection if it is found that the quantity supplied is not in accordance with the Purchase Order and this Agreement and thus the Products are short supplied due to acts and omission attributable to Supplier then such balanced products shall be made ready for dispatch and supplied by the Supplier within Seven (7) days from the intimation by Purchaser. All cost and expenses including but not limited cost of transportation, freight, duties, insurance and any other cost and expense that needs to be incurred to ensure the Delivery at Purchasers manufacturing facility of such short supplied Products shall be borne by Supplier. (2) Further, Parties hereto agrees that if the opening breakage of Products is less than 0.15% of total quantity supplied accordance to the Purchase Order and this Agreement, then Purchaser shall not be entitled to claim any damages and if the opening breakage quantity exceeds 0.15% of total quantity supplied accordance to the Purchase Order and this Agreement then Supplier shall ready for dispatch within seven (7) days from the date of intimation by Purchaser All cost and expenses including but not limited cost of transportation, freight, duties, insurance and any other cost and expense that needs to be incurred to ensure the Delivery at Purchasers manufacturing facility of such short supplied Products shall be borne by Supplier. (3) Further if in the preliminary examination it is found that fragmentation rate of the Products is less than 0.4% of that total quantity supplied accordance to the Purchase Order due to the manufacturing process, Supplier does not need to compensate to the Purchaser and if the number of broken cells exceeds (including equal to) 0.4% of the quantity supplied accordance to the Purchase Order, Supplier shall ready for dispatch within seven (7) days from the date of intimation by Purchaser All cost and expenses including but not limited cost of transportation, freight, duties, insurance and any other cost and expense that needs to be incurred to ensure the Delivery at Purchaser’s manufacturing facility of such defective Products shall be borne by Supplier. Not withstanding the foregoing, for avoidance of any doubt, Purchaser shall not claim any liabilities against Supplier after EL test on PV Module Lamination. The outcome of reliability of test shall be subject to agreed QAP.

2.2.	The Parties agree that the Contract is a framework agreement, pursuant to which Supplier has agreed to supply [XXX] to BUYER during the Term (“Total Cell Quantity”) against which BUYER shall issue Purchase Order(s) to Supplier, from time to time during the Term, for supply of Cells in accordance with the requirements of this Contract and the relevant terms of the Purchase Order on or prior to the Guaranteed Delivery Date.

2.3.	The Parties agree and acknowledge that the Total Cell Quantity has been determined on the basis of the tentative requirements of BUYER during each month of the Term and accordingly the Cell Delivery Schedule stated in Annexure B has been agreed. Supplier shall confirm to BUYER the receipt of each Purchase Order issued hereunder (each, a “PO Confirmation”) within three (3) days following Supplier’s receipt thereof in written form via facsimile, e-mail or courier. Each PO Confirmation must specify the Purchase Order number against which the confirmation is being provided and shall record the acceptance of the Purchase Order or, solely if permitted under this Article 2.3, advise BUYER of Supplier’s rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. If Supplier fails to issue a Confirmation within the timeline mentioned in this Article 2.3, Supplier will be deemed to have accepted the Purchase Order. BUYER has the right to withdraw any Purchase Order prior to Supplier’s acceptance or deemed acceptance.

Provided however, in case due to commercially persuasive reason the demand for a certain month is less than the quantity mentioned in the Cell Delivery Schedule, then BUYER shall have the option to reduce the quantity of Cells, which change shall not exceed 1/3 of the total quantity of Cells under the Purchase Order, to be delivered by Supplier for the relevant month by giving prior notice at least 90 (ninety) days before the Guaranteed Delivery Date, and upon receipt of such notice by Supplier, the Cell Delivery Schedule for the relevant month shall be altered accordingly.

Provided further, in case due to any reasons whatsoever, the demand for a certain month is more than the quantity mentioned in the Cell Delivery Schedule, then BUYER shall have the option to increase the quantity of Cells, which change shall not exceed 1/3 of the total quantity of Cells under the Purchase Order, to be delivered by Supplier for the relevant month by giving prior notice at least (Sixty) 60 days before the Guaranteed Delivery Date, and upon receipt of such notice by Supplier, the Cell Delivery Schedule for the relevant month shall be altered accordingly, subject at all times to the Total Cell Quantity.

2.4.	Supplier is required to adhere to the Delivery Terms and Cell Delivery Schedule specified in Annexure B.

2.5.	The Parties agree that time of delivery and its payment are the essence of this Contract and on acceptance of this Contract and acceptance and confirmation of issuance of purchase order, Supplier shall deliver the Cells to such destination as specified in the purchase order or at the destination as may be mutually agreed between Parties.

2.6.	Supplier agrees that failure to deliver the Cells as per the Contract and Purchase Order , including but not limited to a failure to supply the Cells within the defined timelines or failure to supply Cells as per quality requirements of BUYER, shall be deemed to be a breach of the Contract. BUYER agrees that failure to issue Purchase Order as per the Contract and, including but not limited to within the defined timelines or failure to cause the issuance of L/C , shall be deemed to be a breach of the Contract.

3.	CONTRACT PRICE AND PAYMENT TERMS

Contract Price

3.1.	In consideration of the supply of the Cells, BUYER shall pay Supplier the price (“Contract Price”) in accordance with the terms set forth in Annexure A annexed to this Contract. Price stated in the respective purchase order (“Purchase Order Price”) shall aggregately not exceed the Contract Price.

3.2.	The Contract Price shall be a fixed and firm price and shall not be subject to any escalation or revision for any reason whatsoever, unless otherwise agreed under a Purchase Order. It is hereby clarified that no additional amount shall be paid for any Cell Delivered by Supplier to BUYER to replace a Rejected Cell and further Cell Price already paid for any Rejected Cells that is not replaced by Supplier with a Replacement Cell shall, beat the option of BUYER, be either adjusted against future payments under this Contract or refunded by Supplier to BUYER within (seven) 7 days of rejection of the replacement pursuant to this Contract.

3.3.	The aggregate of the Contract Price for all Cells Delivered to BUYER shall represent complete compensation for the delivery of Purchase Order Quantity at the Designated Delivery Point and all of Supplier’s other obligations hereunder, including (a) all applicable Taxes, (b) all packaging, transportation (in the case of Replacement Cells), insurances (including any third party insurance) and similar costs related to the Delivery of such Cells (including with respect to Delivery of Replacement Cells to the Designated Delivery Point), (c) all licensing fees, royalties and other similar charges, (d) all quality control, inspection and testing related obligations of Supplier hereunder (including Reliability Tests), (e) all documentation, data and information Supplier is obligated to provide to BUYER hereunder, (f) Supplier’s warranty obligations hereunder, and (g) all transportation charges at the origin and destination including but not limited to freight cost, insurance, RTO challan, toll fee, etc.

3.4.	If, after the Effective Date, in case of any change in the Taxes, cess, levies or duties, the rates of any taxes inside or outside India or a new Tax is introduced, or an existing Tax is amended or modified (for which BUYER does not get any relief under its contract with its customer) and in each case which affects the Delivery of Cells and/or the Replacement Cells, Contract, and the performance of this Contract, BUYER and Supplier shall negotiate in good faith to reach new agreement to solve the issues. In case Parties fails to resolve the issue, either party may terminate this Contract without any further liability with each other except for liabilities already accrued by either Party under the Contract. If any such change in Taxes, duties and other statutory levies, mentioned above has been imposed during the time period caused by reasons attributable to BUYER for later or delayed delivery by Supplier, the same shall be borne by BUYER. However, if for reasons attributable to Supplier the delivery is delayed Waare shall not be liable for any such Taxes.

3.5.	The Parties agree the obligations and responsibility with respect to transportation, insurance and delivery of the relevant component will be that of Supplier and Supplier shall be responsible for all associated costs, risk, delays or damages up to the Designated Delivery Point with reference to the agreed Incoterms.

Payments

3.6.	Deposit. [XXX] [XXXX]

Bank Guarantee [XXX] is still applicable. The Supplier shall refund any remained unadjusted advance deposit to BUYER once the Contract is terminated In case this Contract is terminated for reasons attributable to BUYER, Supplier shall refund unadjusted advance deposit， if any, after deducting the damages caused by , and payable to Supplier under this Contract.

3.7.	The full price of PO shall be paid through letter of credit at sight. Or, by 100% T/T against bill of lading copy. Dispatches of first lot of Cells shall be made within 7 working Days after the receipt of L/C .

4.	CHANGES

4.1.	BUYER Requested Changes

4.1.1.	BUYER may at any time direct changes within the general scope of this Contract and/or the Purchase Order, including additions, deletions, revisions or other changes such as: (i) changes to the Technical Specifications, (ii) additions to or reduction from the quantities of Cells ordered, (iii) changes to BUYER’s desired date(s) of Delivery or Guaranteed Delivery Date(s), (iv) changes to the terms or methods of Delivery or packing, and (v) changes to the Training Requirements (each, a “Change”). If BUYER desires to direct one or more Change, it shall submit a change request to Supplier in writing (“Change Order Notice”). Within (ten) 10 days after its receipt of any Change Order Notice, Supplier shall submit a detailed proposal to BUYER stating (i) the increase or decrease, if any, in the Cells Price (prevailing from time to time) of any Cells which would result from such Change (ii) the effect, if any, upon the Cell Delivery Schedule by reason of such proposed Change. Should Supplier fail to respond to BUYER’s request, within the foregoing (ten) 10 days period, Supplier and BUYER shall execute a written change order (“Change Order”) which shall reflect the proposed adjustments, if any, in the Purchase Order Price and the Guaranteed Delivery Date. BUYER shall have (seven) 7 days from receipt of Supplier’s detailed proposal to accept or reject in writing Supplier’s proposal in relation to the requested change. If BUYER agrees with Supplier’s proposal, BUYER shall issue a Change Order. In the event BUYER disagrees with Supplier’s proposal, BUYER shall notify Supplier that BUYER has decided to withdraw the Change Order Notice. Should BUYER fail to respond to Supplier in writing within the foregoing (seven) 7 days period, BUYER shall be deemed to have withdrawn the Change Order Notice.

4.1.2.	(Seven) 7 days before the start of production of each Lot(s) as set out in the Purchase Order, BUYER, with the intimation to Supplier, may direct to defer the Delivery or Guaranteed Delivery Date(s) for any time period by providing a 5 (FIVE) days advance notice to Supplier and Supplier acknowledges and agrees to the same without any liability (financial or otherwise) on BUYER. For more clarity, BUYER agrees to not defer the Delivery or Guaranteed Delivery Date(s) of Lot(s) later than 7(Seven) days before the start of production of each Lot(s).

4.1.3.	BUYER, at its sole discretion, may direct the suspension of works by written notice to Supplier and Supplier acknowledges and agrees that BUYER shall not be liable for any financial compensation if such suspension is for a period of no more than 15 days and provided that such written notice shall be submitted to Supplier by BUYER 30 days earlier than the time of shipment from manufacture site in Indonesia. Notwithstanding the terms contained herein, no change made necessary because of any default of Supplier in the performance of its obligations under the Contract or misinterpretation of the Technical Specification, Cell Requirements, shall be deemed to be a change, and such change shall not result in any adjustment of the Purchase Order Price or the Guaranteed Delivery Date(s).

4.2.	Supplier Requested Changes

If Supplier proposes any changes, then it shall submit a proposal to BUYER with details of the change suggested and its impact on the on the Contract Price, the Guaranteed Delivery Date. Any proposal/change order notice submitted by Supplier under this Article 4.2 will be dealt with in accordance with the procedure set out in Article 4.1.

5.	TERM OF THE CONTRACT

This Contract shall come into effect from Effective Date and shall remain in force until the completion of the obligations of all the Parties under this Contract. The validity of this Contract may be extended by the Parties on such terms as may be mutually agreed upon by and between the Parties in writing.

6.	INSPECTION AND TESTING

6.1.	Supplier Testing and Factory Inspections

6.1.1.	Supplier shall, within (seven) 7 days from the issuance of this Contract, provide a copy of its manufacturing production schedule for the Cells that are to be supplied under this Contract, to BUYER (“Production Plan”). Within (fifteen) 15 days from the date of receipt of the Production Plan, BUYER shall have the right, but not an obligation, to review and provide comments, if any, on the Production Plan submitted by Supplier. Upon receiving any comments on the Production Plan from BUYER, Supplier shall in good faith, and on a reasonable endeavor basis, attempt to incorporate such comments and revise the Production Plan accordingly based on its actual conditions and by not later than (fifteen) 15 days after the date on which such comments are received. To the extent that that Supplier is unable to incorporate any of the comments received from BUYER, it shall issue a written notice to BUYER providing its reasons for the same. As a part of the Production Plan, Supplier shall specify the period (i.e., the start date and end date) during which it will manufacture the Cells for the purposes of this Contract and the relevant Purchase Order (the “Production Period”). In case Supplier requires any change in the Production Period; then, Supplier shall consult BUYER prior to such change.

6.1.2.	BUYER, its Representative and/or the Inspection Agency shall have the right to undertake manufacturing line inspections at [XXX] Cells manufactured for Delivery to BUYER (“Factory Inspections”). Supplier shall provide BUYER with a prior written notice at least (Seven)] 7 days prior to the date of dispatch of any Lot of Cells. The cost for engagement of such Inspection Agency and transportation of Cells shall be borne by Supplier in case BUYER, its Representative and/or the Inspection Agency identifies any Defects with the Cells during the Factory Inspections. Notwithstanding any Factory Inspections undertaken prior to dispatch, BUYER shall have the right to inspect the Cells once again upon delivery of the Cells at the Designated Delivery Point. For the purpose of facilitating the Factory Inspections, Supplier shall permit BUYER and/or BUYER’s Representatives and the Inspection Agency, to access and perform quarterly audits of Supplier’s (a) the manufacturing area, (b) the raw materials and finished goods area; (c) testing and quality assurance laboratory during the production period for the Cells being manufactured by Supplier for BUYER (the “Production Period”); and (d) the storage area or warehouse or any other area where the Cells are stored prior to their shipment or transportation to the Designated Delivery Point. Supplier shall provide all requisite information to BUYER/BUYER’s Representative on process and final inspection and testing records along with calibration records, “recipe” settings etc. Supplier hereby undertakes to store all relevant inspection records raw materials, work in progress inventory.

6.1.3.	Supplier shall, and shall ensure that its [XXX] shall, at its own cost, perform testing of the Cells being manufactured for BUYER during the Production Period in a manner consistent with the quality assurance program (the “Quality Assurance Plan” or “QAP”) as set out in Annexure F. Supplier shall provide to BUYER, the Representative and the Inspection Agency, prior to the commencement of the Production Period, all information, documents and reports as may be reasonably requested by BUYER. If after inspecting, examining or attending the testing of the Cells or any part thereof, BUYER may determine based on reasonable evidences and grounds that such Cells or part thereof do not comply with the requirements under this Contract, then upon written notice from BUYER, Supplier shall promptly correct all such Defective Cells at its own risk and expense, such that the Defective Cells comply with the requirements set out in this Contract.

6.1.4.	Supplier shall, make suitable arrangements for BUYER, the Representative and the Inspection Agency to conduct Factory Inspections during the Production Period, including making available appropriate and accurately calibrated measuring instruments and any other equipment that BUYER, the Representative and the Inspection Agency may require to conduct such Factory Inspections. BUYER, the Representative and the Inspection Agency shall complete any Factory Inspections (other than the pre-dispatch inspections) at least (five) 5 days prior to the expiry of the Production Period of the relevant Lot. BUYER, the Representative and the Inspection Agency shall complete the pre-dispatch inspection no later than (four) 4 days before Supplier’s scheduled dispatch date of the relevant Lot. If any inspection undertaken by BUYER reveals any Defect in the Cells, or that the Cells do not conform to the Technical Specifications, the Cell Requirements, or the QAP in any way based on reasonable evidences and grounds, Supplier shall promptly correct or rectify any such Defects in accordance with the QAP.

If Supplier fails to initiate correction of the Defective Cells within (seven) 7 days after BUYER’s written notification thereof or fails to diligently pursue correction of the Defective Cells, without prejudice to any other remedies available to BUYER, BUYER may reject such Cells or part thereof. Following any such rejection, Supplier shall, at its own cost and risk, replace the Rejected Cells. The Replacement Cells shall be inspected in the manner mentioned in Article 6.1.2 and all costs and expenses incurred by BUYER in attending or in consequence of such retesting or inspection shall be to the account of Supplier. In case of any dispute arising out of this 6.1.4, it shall be subject to the verification of the third party which is acceptable to both parties. All costs and expenses shall be borne by the responsible party which is supported by the third party.

Notwithstanding anything contained herein, it is expressly agreed by Supplier that no inspection conducted, tests or trials witnessed, approvals granted, clearance provided or Delivery accepted by BUYER, BUYER’s Representatives and / or the Inspection Agency shall relieve, excuse or absolve Supplier of its obligations hereunder, including towards Cells Requirements, warranties and the indemnities.

6.1.5.	Supplier acknowledges and agrees that the time taken by BUYER to conduct the Factory Inspections or pre-dispatch inspections, including to repeat any such inspection and to have any Defects rectified in accordance with this Article 6.1 shall in no way entitle Supplier to any extension of time, or to any additional costs or increase in the Contract Price provided that such conduct shall not disturb the normal production of the Supplier or its [XXX] manufacturer.

6.2.	Dispatch Clearance Certificate

6.2.1.	Upon the occurrence of the completion of any Factory Inspection of Cells by BUYER, the Representative and/or the Inspection Agency and receipt of reports of such inspection within 24 hours from completion of such inspection, BUYER shall issue and deliver the Dispatch Clearance Certificate. Supplier acknowledges that Cells shall not be dispatched unless BUYER has issued a Dispatch Clearance Certificate. In case BUYER fails to issue such Dispatch Clearance Certificate within time aforesaid, it shall be deemed to be issued. Supplier shall not be responsible for late delivery LD if caused by BUYER fails to issue Dispatch Clearence Certificate on time in accordance with this Contract.

6.3.	BUYER’s Right to Inspect

Inspection or failure to make an inspection, examination or test of the Cells or issuance of the Dispatch Clearance Certificate shall in no way relieve Supplier from its obligations to conform to all the requirements of this Contract and shall in no way impair BUYER’s right to inspect the Cells quality issue in accordance with this Contract and reject Cells in found to be in breach of Technical Specifications.

6.4.	Third Party Reliability Testing

6.4.1.	From each Lot manufactured, BUYER shall, at its option be entitled to, either directly or through its Representatives randomly select up to (fifteen) 15 Cells (a “Test Sample”) for reliability testing by a third-party laboratory mutually agreed by both Parties (such laboratory, the “Third Party Test Laboratory” and each such test, a “Reliability Test”). BUYER shall notify Supplier of the name and location of the Third-Party Testing Laboratory, no later than (one) 1 week prior to the commencement of any Reliability Test. The pass and fail criteria for the Reliability Tests will be based on the applicable I-V Curve standards, power point tracking, Dynamic I-V M Ideality Factor and Light Intensity Studies measurement, with the power output being measured on the same equipment (as utilized by Supplier to measure the power output) at the Third-Party Test Laboratory. If the Reliability Tests fail as per the standards specified hereinabove, BUYER shall notify Supplier in accordance with procedure set out in Article 6.4.5.

6.4.2.	For the purpose of validating the power output of the Cells at the Third-Party Test Laboratory, the average power output of the entire Test Sample will be measured. If the average power output of the entire Test Sample is more than the nameplate capacity of such Cells, the Cells of the Lot from which the Test Sample has been drawn will be deemed to have passed the Cells power test. If the average power output of the entire Test Sample is less than the nameplate capacity of such Cells, the Cells of the Lot from which the Test Sample has been drawn will be deemed to have failed the Cells power test and BUYER shall notify Supplier in accordance with the procedure set out in Article 6.4.5. Supplier shall be responsible for the packaging of the Test Sample to and from the Third Party’s Test Laboratory. All costs related to reliability Inspection and Third party testing and Inspection charges would be at BUYER’s cost.

6.4.3.	BUYER may request a Reliability Test for a Test Sample at any time after the manufacturing of the Lot from which such Test Sample will be drawn is completed but, before the Cells in such Lot are dispatched for shipment to the Designated Delivery Point. However, such Reliability Test shall be completed within (one hundred and twenty) 120 days after the Lot from which such Test Sample is drawn is delivered.

6.4.4.	BUYER shall be responsible for payment of the amounts invoiced by the Third-Party Test Laboratory for undertaking the Reliability Test or characterization test (PAN file/ IAM test) in respect of the Test Samples. In case of failure of the Test Samples in the tests or if the Cells do not meet the characterization requirements based on the PAN file or other specifications shared by Supplier, Supplier shall re-perform the tests (“Re-Test”) in a mutually agreed third-party test laboratory, at Supplier’s own risk and cost. In case Cells fail to meet the characterization requirements in the Re-Test, the Cells shall be deemed as Rejected Cells. Supplier shall be responsible for transportation to and from the Third Party Test Laboratory, packaging of the Test Sample and other amounts related to testing.

6.4.5.	If the Reliability Tests or characterization test or Factory Inspections fail to meet the requirements set out in Article 6, BUYER shall in writing, notify Supplier about the same no later than (seven) 7 days after its receipt of the results of the inspection reports, attaching the relevant inspection/ test results and other relevant supporting documents provided by the Third Party Test Laboratory/ Inspection agencies. BUYER, reserves the right either to opt for any of the options specified in Article 6.5.1 to 6.5.4 or follow the procedure specified in Article 6.4.6.

6.4.6.	Supplier shall, within (ten) 10 days after receiving a notice from BUYER of the nature described in Article 6.4.5:

6.4.6.1.	submit to BUYER a root-cause analysis setting forth in reasonable detail the root-cause of the failures identified by the applicable Reliability Test or Factory Inspections;

6.4.6.2.	identify each Cells in the Lot from which the applicable Test Sample was drawn or on Cells on which flash test was conducted;

6.4.6.3.	develop and submit to BUYER a detailed plan for correcting and preventing such failure in future Cells; and

6.5.	After the information provided by Supplier to BUYER under Article 6.4.6 is reviewed by BUYER, the Parties shall discuss and subject to mutual agreement, take any of the actions listed in Article 6.5.1 to 6.5.4 below. In the event, the Parties fail to mutually agree on the course of action within (ten) 10 days of receipt of the information set out in Article 6.4.6 above, BUYER shall have the right to elect to take any of the following actions (which election shall be notified to Supplier in writing within (thirty) 30 days after receiving such information):

6.5.1.	reject only such defective Cells in the Lot from which the applicable Test Sample was drawn (which will upon such rejection be deemed to be Rejected Cells) and require Replacement Cells for the same without any additional cost to BUYER; or

6.5.2.	reject all Cells in the Lot from which the applicable Test Sample/ inspection sample was drawn (which will upon such rejection be deemed to be Rejected Cells) and require Replacement Cells for the same without any additional cost to BUYER; or

6.5.3.	reject all Cells in the Lot from which the applicable Test Sample was drawn (which will upon such rejection be deemed Rejected Cells) and cancel delivery of all Cells have not yet been dispatched from Supplier’s Site. For the avoidance of doubt, the Cells, which are in transit on the date of such rejection of the Cells, shall be Delivered to BUYER and BUYER shall be entitled to exercise the rights available under this Contract, if the Reliability Tests conducted in respect of such Cells fail to meet the standards set out in Article 6; or

6.5.4.	terminate this Contract in accordance with Article 18.

6.6.	If BUYER elects the option described in Article 6.5.1 to 6.5.3 then, Supplier shall (i) deliver the required Replacement Cells at BUYER’s Site, within the Guaranteed Replacement Delivery Period; and (ii) pick up the Rejected Cells or consent to the disposal of the Rejected cells.

6.7.	If BUYER elects the option described in Article 6.5.4 then Supplier shall refund an amount equal to the aggregate Cells Price for the rejected Lot for which the payment has been made by BUYER post-dispatch of Cells in the Lot from which the applicable Test Sample was drawn within (fifteen) 15 days after the issuance of an invoice therefore by BUYER.

6.8.	Certain samples of Replacement Cells to be delivered to BUYER pursuant to the options Article 6.5.1 to 6.5.3 above, shall be sent by Supplier directly to the both mutually agreed Third Party Testing Laboratory for reliability testing in accordance with Article 6.4 and thereafter such entire lot of tested Replacement Cells shall be delivered directly to BUYER’s Site. The costs and expenses associated with such Reliability Test therefore (including for packaging and transportation of such Cells to the Third Party Testing Laboratory and from the Third Party Testing Laboratory to the Site) shall be borne by Supplier. To the extent that any such cost and expenses are paid directly by BUYER, Supplier shall reimburse BUYER for such costs and expenses within (thirty) 30 days after Supplier’s receipt of an invoice therefor from BUYER failing which BUYER shall have the right to set-off such amounts from payments due to Supplier under this Contract. In the event a Reliability Test of Replacement Cells reveals that the root-cause of the failures identified by the Reliability Test conducted for the Cells that such Replacement Cells are intended to replace have not been remedied, then, without limiting any of BUYER’s other remedies provided for herein, BUYER shall be entitled to terminate this Contract in accordance with Article 18.

6.9.	In case, Supplier fails to comply with Reliability Tests and/or Factory Inspections, and measures are required to be taken as per this Article 6 then, Supplier shall be solely responsible for such measures adopted and shall be liable to bear all costs and charges, Factory Inspections, Third Party Reliability Testing, BUYER’s representative’s travel, boarding/lodging and any other charges of whatsoever nature towards the same.

7.	PACKAGING, TRANSPORTATION AND DELIVERY

7.1.	The Cells shall be delivered in accordance with the Delivery Terms and Cell Delivery Schedule as specified in Annexure B and date as specified by BUYER in the purchase order after receipt of Dispatch Clearance Certificate including so directed by BUYER without Dispatch Clearance Certificate or by such other date as may be communicated by BUYER in writing and agreed by Supplier.

7.2.	Supplier shall strictly complete all activities to adhere to the Cell Delivery Schedule specified in Annexure B.

7.3.	Supplier shall Deliver the Cells to BUYER on Delivery Duty Paid (DDP) (INCOTERMS 2020) basis at the Delivery Point in one or more Lots in terms of the Purchase Order. Supplier shall Deliver (i) each Cells (other than the Replacement Cells), at the Designated Delivery Point by the Guaranteed Delivery Date on a DDP basis; and (ii) each replacement Cells at BUYER’s Site on a DDP basis within the Guaranteed Replacement Delivery Period as its absolute obligation.

7.4.	BUYER (and its Representative and/or the Third Party Inspection Agency) at its sole discretion shall be entitled to: (i) an advance notice of (two) 2 days prior to the anticipated dates on which each Lot of Cells will be available for Delivery at the Designated Delivery Point; (ii) observe/witness the packaging of the Cells, verify Cells deliveries and the loading of the Cells into the vehicles for transportation of the Cells, at the manufacturing facility, warehouse or storage area of Supplier.

7.5.	All Cells shall be packaged sea and roadworthy travels, marked with wording including but not limited to, “KEEP AWAY FROM MOISTURE”, “HANDLE WITH CARE”, “THIS SIDE UP” must be printed on and otherwise prepared (at Supplier’s sole cost and expense) in accordance with Prudent Utility Practices to reduce the risk of damage to the same during transportation, handling and storage and in accordance with all applicable packaging and transportation laws and regulations. At minimum, all packaging shall be sea and surface transport worthy and shall identify the contents by manufacturing package number, quantity and serial number and all labeling shall be in English and bar coded. Supplier shall, along with each Lot of Cells dispatched, provide to BUYER documentation such as packaging lists for identifying the shipping containers. Packing the Cells in a manner suitable for safe transportation of the Cells and Replacement Cells, at its own cost. Supplier shall be liable for all Losses arising as the result of inadequate or improper packing.

7.6.	Supplier shall perform all other obligations required for the Delivery of the Cells at no additional cost to BUYER and solely at the cost and risk of Supplier.

7.7.	BUYER shall take possession of Cells at Designated Delivery Point.

7.8.	Supplier shall adhere to the delivery requirements as set out in Annexure B

7.9.	Supplier shall ensure that: (i) the Cells (other than the replacement Cells) are made available for pick-up by BUYER at the Designated Delivery Point and to no other place in except BUYER’s Site ii) the replacement Cells are delivered only to BUYER’s Site.

8.	DELAY DAMAGES

8.1.	If for any reason other than Force Majeure and reasons attributable to BUYER, a Lot of Cells is Delivered after the Guaranteed Delivery Date thereof (a “Late Delivery”), then for each week (or part thereof) of delay after the Guaranteed Delivery Date, Supplier shall pay to BUYER liquidated damages (“Delay Damages”) at the rate of one half percent (0.5%) of the value of the delayed delivery (computed basis Purchase Order price), per week (or part thereof) of delay; provided, however, that Delay Damages payable hereunder shall not exceed twenty percent (20%) of the Purchase Order price (“Liquidated Damages Cap”) of delayed delivery. The Parties agree that the Delay Damages described in this Article 8.1 are fair and reasonable in light of the anticipated harm that would ensue from a delay in Delivery of the Cells, the difficulties in proving the loss and ascertaining the amount of loss to the aggrieved party, the limitation on liability herein and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy. The Parties further acknowledge and agree that such liquidated damages are a genuine and reasonable pre-estimate of and reasonable compensation for the Losses and damages that will be suffered by BUYER in the event of any delay in the supply of the Cells and Supplier irrevocably undertakes that it will not, whether by legal proceedings or otherwise, contend that the amount of the liquidated damages are not reasonable.

8.2.	Each Delivery of a Cells that is required to replace a Rejected Cells (“Replacement Cells”) shall be considered a Late Delivery, if Supplier is unable to Deliver such Cells within the Guaranteed Replacement Delivery Period and shall be subject to payment of delay liquidated damages (“Replacement Delay Damages”) by Supplier, which shall accrue from the day after the Guaranteed Replacement Delivery Period ends until the actual Delivery of the Replacement Cells at BUYER’s Site. Replacement Delay Damages shall be payable at the rate of one half percent (0.5%) of the aggregate value of the Replacement Cells, whose Delivery is delayed beyond the Guaranteed Replacement Delivery Period, per week (or part thereof) of delay; provided, however, that the delay liquidated damages payable hereunder shall not exceed Twenty percent (20%) of the of the aggregate Price of the Replacement Cells (“Replacement Delay Damages Cap”) whose Delivery is delayed beyond the Guaranteed Replacement Delivery Period. The Parties agree that the Replacement Delay Damages are fair and reasonable in light of the anticipated harm that would ensue from a delay in Delivery of the Cells, the difficulties in proving the loss and ascertaining the amount of loss to the aggrieved Party, the limitation on liability herein and non-feasibility of otherwise obtaining an adequate remedy. The Parties further acknowledge and agree that Replacement Delay Damages are a genuine pre-estimate of loss and are not a penalty.

8.3.	Each Delivery of Replacement Cells, shall be considered a Late Delivery, if Supplier is unable to Deliver such Cells on or prior to the Guaranteed Replacement Delivery Period for the Replacement Cells or the Guaranteed Delivery Date for the Shortfall Cells, as the case may be, and subject to Delay Damages, which (i) shall accrue from the Guaranteed Replacement Delivery Period for Replacement Cells, or the Guaranteed Delivery Date for Shortfall Cells,, as the case may be, until the actual Delivery of such Replacement Cells, or Shortfall Cells,; and (ii) shall be payable at the rate of one half percent (0.5%) of the aggregate Price of the Replacement Cells, or Shortfall Cells,, as the case may be, per week (or part thereof) of delay (prorated for delays of less than one week); provided, however, that Delay Damages payable hereunder shall not exceed ten percent (10%) of the aggregate Price of the Replacement Cells or Shortfall Cells, as the case may be. The Parties agree that the liquidated damages described in this Article 8.3 are fair and reasonable in light of the anticipated harm that would ensue from a delay in Delivery of the Cells, the difficulties in proving the loss and ascertaining the amount of loss to the aggrieved party, the limitation on liability herein and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy. The Parties further acknowledge and agree that such liquidated damages are a genuine and reasonable pre-estimate of and reasonable compensation for the Losses and damages that will be suffered by BUYER in the event of any delay in the supply of the Replacement Cells, and/or Shortfall Cells, and Supplier irrevocably undertakes that it will not, whether by legal proceedings or otherwise, contend that the amount of the liquidated damages are not reasonable.

8.4.	Cost pertaining to replacement would be in the scope of supplier such as transportation ,freight and applicable America custom duty .

8.5.	Alternatively, in case a Lot of Cells will get delayed at the Designated Delivery Point, for more than 7 working days for any reason whatsoever other than Force Majeure and reasons attributable to BUYER, and Supplier fails to deliver the Cells by the Guaranteed Delivery Date for more than 7 working days , then without prejudice to any other right or relief available to BUYER under the Contract, BUYER shall be entitled to procure the required Cells from a third party. In the event the price of such Cells procured from a third-party is higher than the respective Purchase Order Price, Supplier shall pay to BUYER the difference between: (i) the price paid by BUYER to procure the Cells from a third party and the Contract Price; and (ii) refund respective Purchase Order Price, within 30 (thirty) days from Supplier’s receipt of invoice for payment from BUYER. BUYER shall also be entitled to terminate the Contract unilaterally with immediate effect at its sole discretion.

8.6.	In the event delay in delivery is caused due to acts and omission of the Purchaser, then the Delivery Date shall be postponed accordingly, and the Supplier shall not be held liable for such delay and shall not be liable to pay Delivery Delay Liquidated Damagest.In case of non- payment or delay in payment of any invoice or any amount due, including non-issuance of L/C or delayed issuance of L/C under this agreement by BUYER , Seller shall amongst its legal remedies have the right to recover late payment charges or late issuance of L/C against the due amount, at the rate of 9 % per annum or maximum rate permitted by applicable laws, whichever is higher from the due date till the actual date of payment or Issuance of L/C.

8.7.	BUYER has the right to periodically raise the debit notes which shall be confirmed by supplier for any delivery failures or for rejected cells, and these will be adjusted from the invoice for the following month.

9.	ACCEPTANCE OF THE CELLS

9.1.	Upon unwrapping each lot of the Cells at BUYER’s Site, BUYER or its Representative shall undertake a visual inspection of each Lot of Cells to assess if there is any apparent shortage, damage, Defect or other discrepancy between the Cells delivered and the Dispatch Clearance Certificate (issued as per the QAP stated in Annexure F) or product description and data sheets (including any discrepancy with the quantity of each product type required to be included in such delivery) (“Discrepancy”).

9.2.	If BUYER or its Representative determines from any inspection that there is any Discrepancy, it shall submit a written notification of the same to Supplier (accompanied, except in the case of a shortage, by photographs or other suitable evidence clearly showing such Discrepancy) (a “Discrepancy Notice”) no later than (fifteen) 15 days after date of such inspection. The Cells listed in any Discrepancy Notice shall be tested by mutually agreed Third Party Laboratory and upon the results of such testing which indicates the Cells being discrepant the same shall be deemed “Rejected Cells”. BUYER shall issue notice to Supplier rejecting such Cells (“Rejection Notice”).

9.3.	Upon receiving a Rejection Notice, Supplier shall immediately arrange for the shipment of the number of Rejected Cells required (i) in the case of a shortfall, to make up for such shortfall (“Shortfall Cells”); and (ii) in all other cases, to replace the Rejected Cells. Within (fifteen)15 days after receiving such Discrepancy Notice, Supplier shall notify BUYER in writing of the Guaranteed Delivery Date of such make up or replacement Cells which shall be no later than the Guaranteed Replacement Delivery Period (as calculated from the date of the Discrepancy Notice). If the next Lot of Cells to be Delivered by Supplier is within the Guaranteed Replacement Delivery Period, Supplier shall ensure that such replacement Cells are Delivered as part of such next scheduled shipment.

9.4.	BUYER or its Representative shall make all Rejected Cells available for pick up by Supplier at the BUYER’s Site if so, requested by Supplier. Supplier shall pick up and transport each Rejected Cells at its sole cost and expense within (thirty) 30 days of BUYER making such Rejected Cells available for pick up. Supplier shall be responsible for payment of all Taxes, costs and expenses in connection with the pick up, take away, transportation, export or disposal of the Rejected Cells. If Supplier does not wish to pick up such Rejected Cells within such (thirty) 30 days period, then BUYER may, at its election, return such Cells to Supplier and invoice Supplier for any costs, expenses and Taxes associated therewith (which shall be paid by Supplier with (fifteen) 15 days of the date of the invoice) or dispose of such Rejected Cells and remit any net proceeds to Supplier. During the period of time that BUYER (or its Representative) is in possession of a Rejected Cells that is being replaced by Supplier, BUYER shall protect such Rejected Cells (or cause such Rejected Cells to be protected) from damage, theft or other loss, subject to Supplier’s responsibility for the costs, therefore.

9.5.	Upon completion of any inspection, if the Cells Delivered conforms to the Technical Specifications and it shall in no way relieve Supplier from its obligations under this Contract, including with respect to the rectification or replacement of any Defective Cells and shall further, in no way, impair BUYER’s right to reject or revoke acceptance of Cells that do not conform to the Technical Specifications, or to avail itself of any other remedies to which BUYER may be entitled.

9.6.	If at the time using the Cells in the manufacturing of the modules for its customers, BUYER or the Representative founds and determines Defect or other discrepancy between the Cells delivered and the Dispatch Clearance Certificate (issued as per the QAP) in accordance with the agreed Technical Specification, then BUYER shall promptly give the notice (“Discrepancy Notice”) for the Rejected Cells to Supplier and also communicate to Supplier providing detailed description of defect, wherever applicable by providing photographs where defect is clearly visible. In case of a shortfall, to make up for such shortfall; and (ii) in all other cases, to replace the Rejected Cells. Within (three) 3 days after receiving such Discrepancy Notice, Supplier shall notify BUYER in writing of the Delivery Date of such make up or replacement Cells which shall be no later than the Guaranteed Replacement Delivery Date (as calculated from the date of the Discrepancy Notice) to BUYER on DDP delivery terms to the BUYER’s Site as may be designated by BUYER and all cost of such supply including price, taxes, import duties, transportation and Freight, insurance shall be borne by Supplier. Such new/replaced Cells shall be of the same Technical Specification and QAP as specified in this Contract and shall be delivered to BUYER within (fifteen) 15 days.

10.	WARRANTIES

10.1.	Supplier warrants that the Cells supplied to BUYER are in accordance with the Technical Specification and does not contain any Defect, and Supplier has complied in all material respects with all applicable local, foreign, domestic and other laws, rules, regulations and requirements.

10.2.	Supplier warrants that it has good and merchantable title to the Cells it when it passes to and vests in BUYER under this Contract and that the Cells shall be (i) free from defects in design (to the extent that Supplier has furnished the design), materials, workmanship and performance; (ii) be of merchantable quality and fit for the particular purpose for which the Cells are sold; (iii) comply with all agreed Technical Specifications (iv) be free and clear of all liens and encumbrances; (v) comply with all Applicable Laws;

11.	TITLE AND RISK OF LOSS

11.1.	The title for each Cells, Shortfall Solar Cell and/or a Replacement Solar Cell shall pass from Supplier to BUYER on the date of: (i) payment of the Purchase Order Price as per this Contract or (ii) date on which the Solar Cell Delivered at Designated Delivery Point, whichever is earlier. In case of a Rejected Cells, the title to such Cells shall pass back to Supplier when Supplier picks up such Rejected Cells pursuant to Article 9 or when Rejected Cells are disposed of by BUYER.

11.2.	The title of Shortfall Cells and/or a Replacement Cell shall pass from Supplier to BUYER in accordance with delivery on a DDP then such Replacement Cells are Delivered at the place as may be designated by BUYER.

11.3.	The risk of loss shall pass from Supplier to BUYER as follows:

11.3.1.	for each Solar Cell, upon Delivered at Designated Delivery Point.

11.3.2.	for each Shortfall Solar Cell and/or a Replacement Solar Cell, upon issue by BUYER of the Delivery Acceptance Certificate for such Cells.

11.4.	Under no circumstances shall the passage of title and risk of loss be construed to impair (i) any rights that BUYER may have for recovery of damages or to reject any lot of Cells in accordance with the terms of this Contract and (ii) any obligations of Supplier to handle and manage the risk of Delivery to the Cells.

12.	INSURANCE

12.1.	Supplier shall procure and maintain adequate insurance cover for the Cells up to the Designated Delivery Point. Supplier shall submit to BUYER, valid insurance copy for the insurance taken for the Cells up to Designated Delivery Point after Cells on board of the Vessel.

12.2.	Both Parties shall procure and maintain insurance required to be taken as per Applicable Laws, rules and regulations.

12.3.	Supplier shall provide BUYER evidence of such insurance policies on demand for the Cells. The proceeds of insurance shall be used to reinstate the Cells to the extent of damage caused or in the event the Cells has been replaced by Supplier then Supplier shall have the right to set-off the proceeds of insurance to the extent of cost incurred for such Replacement of the Cells.

12.4.	Not used

12.5.	If Supplier fails to effect and keep in force the insurance for which it is responsible under this Contract, BUYER may effect and keep in force any such insurance, and pay such premiums as may be necessary for that purpose, and from time to time, after issuance of a reimbursement request therefore accompanied by relevant supporting documentation, deduct the amount paid by BUYER from any amount due or which may become due to Supplier under the Contract.

12.6.	Any insurance policies that Supplier obtains for the purposes of complying with its obligations under this Contract must: be supported by certificates of insurance at inception and certificates of currency at each renewal / instalment as per the policy of any such insurance. The certificates of currency / insurance under this Article 12 must be provided by Supplier to BUYER and be presented in English.

13.	LIMITATION OF LIABILITY

13.1.	Notwithstanding anything to the contrary contained elsewhere in this Contract, Supplier’s aggregate liability under this Contract shall not exceed the 100% (one hundred ten percent) of the Contract Price of this Contract. Save and except as otherwise expressly provided in this Contract, under no circumstances shall Supplier or BUYER be liable under this Contract for loss of profits, loss of production, loss of opportunity or for any special, indirect, incidental or consequential damages, loss or expenses suffered or incurred hereunder. The limitation of liability shall only apply to the extent permissible under Applicable Law.

13.2.	Notwithstanding anything contained in Article 13.1, the aforementioned limitation of liability does not apply to liabilities resulting from fraud, gross negligence, willful default, breach of Applicable Laws, and other remedies, any damage or injury to any person, any damage to physical property (prior to the passing of risk of Loss in accordance with Article 15, infringement of intellectual property rights, costs of remedying any Defects or Supplier’s indemnity obligations pursuant to Article 20.

14.	CONFIDENTIAL INFORMATION

14.1.	Party disclosing Confidential Information shall be referred to as “Disclosing Party” and Party Receiving the Confidential Information shall be referred to as “Receiving Party”.

14.2.	Confidential Information means (i) any and all information (whether or not in written form) relating to this Contract (including, without limitation, (a) technical information (drawings, measuring results, experiences, samples, etc.) (b) reports, documentation, budgets, business plans, analyses, forecasts, predictions and projections, (c) sales information, customer requirements, and historical product price information, (d) manufacturing, engineering and distribution methods, processes and capabilities, (e) information related to Cells, prototypes and models, (f) know-how, data, formulae, processes, designs, sketches, photographs, graphs, drawings, samples, preliminary design and marketing product concepts, inventions and ideas, whether or not patentable or copyrightable, patent applications and past, current and planned research and development activities, (g) the existence and content of this Contract and (h) any and all documentation, reports, data, memorandum, notes and records related to any of the foregoing), in whatever form, and appearing on any medium, now known, including without limitation tangible, visible, recorded or hereinafter invented, and which is disclosed to the Receiving Party (as defined in this Contract) by or on behalf of the Disclosing Party (as defined in this Contract) at any time after the Effective Date, whether in oral, written, graphic, electronic or other form, either directly or indirectly or observed by the Receiving Party on the basis of records/visits/interactions with the Disclosing Party and/or the Affiliates of the Disclosing Party; and (ii) all other information (whether or not in written form) that the Disclosing Party designates in writing or otherwise as “Confidential Information” or any information that anyone receiving such information including the Receiving Party, may reasonably consider as proprietary, confidential or the equivalent. Any information or analysis derived from the Confidential Information of a Disclosing Party will also be treated as its Confidential Information. Any reference to Confidential Information being disclosed by or to a Party includes disclosure by or to its employees and officers, its affiliates, including their employees and officers, it’s or its affiliates’ advisers and consultants who are engaged in connection with the cooperation; and any other permitted recipients of that party as agreed to in writing.

14.3.	Notwithstanding the provisions of Article 14.2 above, the Receiving party shall not be required to maintain confidential or be restricted in its use of any Confidential Information which was or become available in public domain or in possession, at the date of disclosure to the Receiving Party, without breach through no fault of the receiving Party or its representatives or disclosure of which is required by law or by order of a court of competent jurisdiction or is lawfully acquired by the receiving party from a third party not under an obligation of confidentiality to the disclosing party or was developed by the receiving party without reference to, and totally independently from, the Confidential Information or disclosed after obtaining prior permission in writing from the Disclosing Party to disclose such Confidential Information to any third party.

14.4.	Parties shall always keep and hold Confidential Information confidential. Parties shall not: (i) use any Confidential Information other than for the purposes of using the Cells or part thereof; nor (ii) disclose any Confidential Information to any third party, except as expressly permitted herein. All the detailed information of the Contract and appendixes of the Contract are confidential and must not be given to the third party.

15.	INTELLECTUAL PROPERTY

15.1.	“Intellectual Property” means, in respect of the Cells, recognized protectable intellectual property of a Party such as patents, utility models, copyrights, corporate names, trade names, trademarks (whether registered or not), trade dress, service marks, applications for any of the foregoing, software (either embedded in the Cells or standalone), firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, layouts, methodologies and any and all other intangible protectable proprietary information that is legally recognized including all applications, renewals, extensions and revivals of, and all rights to apply for, and any other rights of a proprietary nature, whether registrable or not and wherever existing, including all applications, rights and confidential trade secrets related to research, development, design, dismantling or disposing of the Cells.

15.2.	Supplier hereby grants to BUYER and its successors and permitted assigns a continuing, non- exclusive, transferable and irrevocable right and license, for so long as any of them has any rights of ownership in or to the Cells, and on a royalty-free basis, to import, use, store, sell and dispose of Cells purchased by BUYER under this Contract. Supplier shall defend and indemnify BUYER against any damages, costs and expenses arising out of any suit, Claim, or proceeding brought by a third party relating to or arising out of any infringement of patent rights, trademarks, copyrights or other intellectual property rights with respect to the Cells.

16.	COMPLIANCES

16.1.	Code of Conduct

16.1.1.	In carrying out its obligations under this Contract, Supplier shall strictly comply with provisions of BUYER’s Code of Conduct annexed hereto as Annexure G. (more particularly, the provision with respect to ‘Business Integrity’ and ‘Unfair Trade Practices’ contained therein). Supplier shall ensure that all vendors, representatives, Subcontractors and their personnel who are involved in any manner with the performance of any obligations under this Contract understand and comply with the provisions of the Code of Conduct.

16.1.2.	Supplier agrees and acknowledges that BUYER shall have the right to terminate this Contract without any liability whatsoever to BUYER, if BUYER has reasonable grounds to believe, as supported by reasonable evidence that Supplier, any of its Representatives or Subcontractors is in breach of the Code of Conduct and not being cured within 15 days from notice thereof.

16.1.3.	Supplier agrees to immediately inform BUYER of any breach or potential breach of the Code of Conduct in relation Supplier’s obligations under this Contract as soon as it comes to its notice and to indemnify, defend and hold harmless BUYER Indemnitees from and against any and all Losses resulting from any failure of Supplier or any of its Representatives or Subcontractor to comply with this Article 16.1.

16.2.	Forced Labor

Supplier shall not manufacture or subcontract the manufacture of any Cells being supplied under this Contract to BUYER for which forced labor is used. Supplier shall ensure that each of its and its affiliates’ sub-contractors and suppliers are not directly or indirectly using (through suppliers or sub-contractors) forced labor in the manufacture of any Cells exported to the India and/or United States and being supplied to BUYER under this Contract. Supplier shall ensure that the supplies under this Contract are sourced from sub-Contractors that do not engage in or benefit from forced labour practices, inter alia, from certain provinces that are restricted/prohibited under laws of India and United States of America for forced labour or any other country. Supplier shall always maintain documentation sufficient to identify and confirm its as well as its suppliers and sub-contractors, vendors, suppliers’ compliance with requirements of this Contract, including without limitation traceability for silica-based materials of the Cells. Within (fourteen) 14 days after the dispatch, Supplier shall provide traceability documentation as specified in Annexure D. Supplier shall notify BUYER as soon as it becomes aware of any breach, or potential breach, of its obligations under this provision. For purposes of this provision, “forced labor” shall mean all work or service which is exacted from any Person under the threat of a penalty and for which the person has not offered himself or herself voluntarily. BUYER or its representative shall be entitled to perform a supply chain audit of Suppliers’ manufacturing facilities and Supplier shall provide the cooperation.

16.3.	Adherence to Anti Bribery Laws

Each party, its affiliates, it’s or its affiliates’ directors, officers, employees, agents and any other persons acting for or on behalf of such party or its affiliates in relation to the Contract shall comply with all Anti-Corruption Laws. Neither party shall cause the other party and its Affiliates to be in violation of any Anti-Corruption Laws and practices. Either party herein has not nor will pay, offer, promise to pay or authorize the payment of any money, gift or anything of value, including without limitation, any facilitation payments (collectively, “Value”) to any Government Official or to any person under circumstances where it is known to be probable that such Value will be offered, promised or authorized, directly or indirectly, to any Government Official, for the purpose of influencing any act or decision of such Government Official to obtain or retain business or to secure any improper advantage, or direct business or any improper advantage to any person. No Party herein has or will pay, offer, promise to pay or authorize the payment of Value to any person (i) to induce the person to perform improperly a relevant function or activity, (ii) to reward a person for the improper performance of such a function or activity or (iii) where the Party knows or believes that the acceptance of the Value would itself constitute the improper performance of a relevant function or activity. In the event the either party has reason to believe that a breach of any of the representations and warranties in this Contract has occurred or may occur, such party shall immediately notify the other party and provide all relevant information as may be requested by the other party thereafter. Supplier shall also adhere to the Anti-Bribery & Anti-Corruption Policy of BUYER annexed to this Contract as Annexure - I

16.4.	Uyghur Forced Labor Prevention Act (“UFLPA”)

Supplier acknowledges that it is aware that BUYER is one of the exporters of the solar Products to the United States of America. Supplier states that it is aware of the Uyghur Forced Labor Prevention Act (as passed by the US Senate Committee on Foreign Relations in June 2021) (the “UFLPA”), to prohibit importation of certain goods made in, or containing materials sourced from, the certain regions. Supplier specifically agrees that it has considered the UFLPA and incorporated the provisions (including limitations and restrictions) therein into Supplier’s offering and pricing under this Contract. In addition to the UFLPA, Supplier is aware that the US government has already banned importation of certain products certain regions associated with forced or slave labor and agree that Supplier shall (a) comply with any such ban, current or future, and (b) shall not be entitled to relief hereunder arising out of or related to the US government ban on import of products from certain regions. Supplier represents and warrants that the solar cell supplied to BUYER under this Contract are and will always be in compliance with the provisions of the UFLPA and all applicable laws in force in United States of America and impacting the manufacturing or import of products or components of products by Supplier or suppliers and subcontractors, vendors at any level in the supply chain of the Products or otherwise, are in compliance therewith. Within (seven) 7 days prior to the period specified in by the Government Authority in its communication Supplier undertakes to provide   documentation that confirms traceability for all Cells purchased under this Contract including Supplier’s and facility location for any components thereof.

16.5.	Environmental, Social and Governance (“ESG”) Policy Statement and Environmental Management Systems Policy (“EMS”) and Health and Safety Policy

16.5.1.	Supplier shall meet all the legal compliances related to environment, health and safety regulations under Applicable Laws and IFC Standards (https://www.ifc.org/content/dam/ifc/doc/2010/2012-ifc-performance-standards-en.pdf) and ESG, EMS, health and safety policies of BUYER, annexed to this Contract as Annexure J, K and L respectively. Supplier shall provide their employees with a safe and healthy workplace in compliance with all Applicable Laws and IFC Standards EHS and ESG and health and safety policies of BUYER. Supplier shall ensure that appropriate health and safety information is provided to its employees, sub-suppliers and contractors and that relevant training and personal protective equipment (PPE) is provided. Supplier shall also comply with any additional safety requirements agreed in the contract documents. At a minimum, Supplier shall provide employees and contractors with drinking water, clean toilets, adequate ventilation, emergency exits, proper lighting and access to first aid supplies or other provisions for emergency care. Supplier shall not, under any condition, employ children who are below the minimum legal age for employment as per the Applicable Laws and the IFC Standards. Supplier agrees not to use any forced or involuntary labour, whether prison, bonded, indentured or otherwise.

16.5.2.	Supplier shall allow BUYER’s Representative to inspect and check Supplier’s compliance with the Applicable Laws and IFC Standards at the manufacturing facility, warehouse, storage or such other relevant areas of Supplier, provided that BUYER provides Supplier with at least (five) 5 days prior Notice of BUYER’s intent to inspect and BUYER shall ensure that such inspections does not materially impede or interrupt Supplier’s operations or performance of its obligations under the Contract.

16.5.3.	Supplier shall ensure that all vendors, representatives, Subcontractors and their personnel who are involved in or associated with the performance of any obligations under this Contract understand and operate in accordance with the Applicable Laws and IFC Standards EHS and ESG policies of BUYER.

17.	FORCE MAJEURE

17.1.	Definition of Force Majeure

“Force Majeure Event” shall mean any events and/or circumstances which are beyond the reasonable control of the Parties, including but not limited to (i) acts of God, fire, flood, drought, famine, earthquake, hurricane, typhoon, tsunami, or other natural calamity or natural disaster; (ii) epidemic or pandemic; (iii) terrorism or terrorist attack, insurrection,, civil war, civil commotion or riots, war, biological or chemical warfare, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or; (iv) nuclear explosion, radioactive or chemical contamination, sonic boom, ionizing radiation; (v) any acts/ orders / directions of any statutory authority; or prohibition or restriction by a statutory authority.

17.2.	Force Majeure Exclusions

Notwithstanding the foregoing, a Force Majeure Event shall not include:

17.2.1.	the occurrence of any manpower, material or Cells shortage; inability to procure funding by Supplier or/and BUYER.

17.2.2.	any increase in cost of Cells or material or labor, prices, rates, wages, commissions, fees, duties, taxes or other levies.

17.2.3.	inability of a Party to pay any amounts due pursuant to this Contract or any other economic hardship in the performance of any obligation.

17.2.4.	conditions caused by the negligence or wrongful acts of the affected Party; or 17.2.5. any delay, default or failure (direct or indirect) in obtaining materials, Cells or performing services by any Sub-Consultant, any workers or agents thereof, performing the scope of work or any part thereof unless such are also caused by Force Majeure.

17.3.	Notice of Force Majeure

The Party affected by the event of Force Majeure (the “Affected Party”) shall give notice of any event of Force Majeure to the other Party as soon as reasonably practicable, but not later than (seven) 7 days after the date on which it knew or should reasonably have known of the commencement of the event of Force Majeure. Such notice shall include full particulars of the event of Force Majeure, its effects on the Affected Party and the remedial measures proposed. The Affected Party shall give the other Party regular (and not less than monthly) reports on the progress of those remedial measures and such other information as the other Party may reasonably request about the event of Force Majeure. The Affected Party shall also give notice to the other Party of (a) the cessation of the relevant event of Force Majeure; and (b) the cessation of the effects of such event of Force Majeure on the performance of its rights or obligations under this Contract, as soon as practicable after becoming aware of each such cessation. In the event the Affected Party fails to provide the written notice as required under this Article 17.3 within the time periods specified therein, such Party shall forfeit its right to claim such specific occurrence or event constitutes an event of Force Majeure under this Contract.

17.4.	Obligation to Mitigate

To the extent not prevented by an event of Force Majeure, the Affected Party shall continue to perform its obligations pursuant to this Contract. The Affected Party shall use its reasonable efforts to mitigate the effect of any event of Force Majeure as soon as practicable.

17.5.	Available Relief for a Force Majeure Event

Subject to this Article 17, the Affected Party shall not be held to be in breach of this Contract if the performance of its obligations is hindered, prevented, or delayed due to a Force Majeure other than payment obligations.

17.6.	Burden of Proof

In the event that the Parties are unable in good faith to agree that an event of Force Majeure has occurred, or performance hereunder is excused as a result thereof, the Parties shall submit the Dispute for resolution pursuant to Article 21 and the Party claiming relief from Force Majeure shall have the burden of proof as to whether such Force Majeure has occurred and whether performance hereunder is excused as a result thereof.

17.7.	Changes Caused by a Force Majeure

If an event of Force Majeure occurs that adversely affects Supplier’s Delivery obligations hereunder and provided that Supplier complies with the terms and conditions of this Article 17, Supplier may request a Change Order reflecting an extension of the Guaranteed Delivery Date of Cells.

17.8.	Termination for Prolonged Force Majeure

In the event Force Majeure Event is delayed beyond the period of more than consecutive (eight) 8 weeks in this Contract, on account of one or more events of Force Majeure during the currency of this Contract, the Parties will attempt to arrive at a mutually satisfactory solution, failing which either Party may terminate the Contract by giving a notice to the other Party, but without prejudice to either Party’s right to terminate the Contract under other provisions of the Contract. Upon termination of this Contract in terms of this Article 17.8, BUYER shall be liable to pay the price for the Cells that have been Delivered or are in transit to BUYER and /or which are inspected and issued Dispatch Clearance Certificate by BUYER and/or whose inspection call has been issued by Supplier and the Cells found to be in conformance to the requirements of this Contract as of the date of written notice under Article 17.3 above.

18.	TERMINATION

18.1.	This Contract and any Purchase Order (under which the delivery is yet to be completed) may be terminated for cause by either Party by issuing a notice of termination if:

18.1.1.	Not used.

18.1.2.	If Supplier or BUYER abandons or repudiates or breaches this Contract, and has not cured the breach within (fifteen) 15 days after the written notice of the alleged breach has been given to such party;

18.1.3.	If Supplier assigns or transfers the Contract or any of its right or interest herein, in breach of the terms of the Contract;

18.1.4.	If Supplier delays in the Delivery of the Cells such that the Delay Damages payable by the Supplier for such continuing delay exceed the Liquidated Damages Cap or the Replacement Delay Damages Cap as set out in Article 8.2 and 8.3 respectively;

18.1.5.	Not used

18.1.6.	If Supplier is in breach of any sub-Article of Article 16;

18.1.7.	pursuant to any other express provisions in this Contract under which BUYER or Supplier has the express right of terminate this Contract.

18.2.	Supplier can also terminate this Contract in the following events by giving (thirty) 30 days’ notice to BUYER if BUYER fails to make payments or breach other obligations for more than 30 days (including the related Cure Period) from the due date of the Payment.

18.3	.Either party may terminate this Contract by (fifteen) 15 days written notice to the other Party in the following events;

18.3.1.	force Majeure prevails for a period more than consecutive 8 (eight) weeks, but the Parties fail to find an equitable solution on further performance of the Contract;

18.3.2.	material Breach of Applicable Laws and not being cured within a reasonable time;

18.3.3.	in the event the other Party becomes insolvent or bankrupt or becomes subject of voluntary or involuntary petition under bankruptcy, insolvency, corporate reorganization or any other similar proceedings, or a receiver is appointed with respect to any of the assets of such Party.

18.4.	Unless otherwise specified in the notice of termination issued by a Party, this Contract shall stand terminated on the expiry of the notice period set out in the notice of termination or where a cure period has been provided and the default has not been remedied to the satisfaction of the non-defaulting party, on expiry of such cure period. Upon such termination of the Purchase Order, the Cells with respect to which acceptance by BUYER has not been given, shall also stand terminated.

18.5.	On the issuance of the notice of termination by Supplier pursuant unless such notice specifies otherwise:

18.5.1.	where such notice of termination is issued prior to commencement of production of Cells under a particular Purchase Order, then such Purchase Order and the Contract shall stand terminated,

18.5.2.	Not used

18.6.	On the issuance of the notice of termination under this Contract by BUYER, unless such notice specifies otherwise, Supplier shall:

18.6.1.	subject to Article (18.6.2) below, not dispatch any Cells which have not already been dispatched as on the date of the notice of termination;

18.6.2.	complete Delivery of Cells which have been loaded on to carriage for Delivery to the Designated Delivery Point or if Supplier requires under the notice, complete the Delivery of such Cells for which Dispatch Clearance Certificate has been issued by Supplier as on the date of the notice of termination. With respect to such Cells so Delivered, BUYER shall be entitled to:

18.6.2.1.	reject any such Cells if they do not meet the Cells Requirements and Supplier shall refund an amount equal to aggregate Prices of all such Cells within (fifteen) 15 days after the issuance of an invoice by BUYER; or

18.6.2.2.	accept such Cells, where the Cells meet the Cells Requirements.

18.6.3.	Not used

18.6.4.	pickup, take away and transport from BUYER’s Site all Rejected Cells within (seven) 7 days from the notice of termination, at its cost and expense or consent to the disposal of the same;

18.6.5.	immediately discontinue the production and manufacture of the additional Cells for BUYER;

18.6.6.	place no further order and enter into no additional orders or subcontracts, and terminate all existing orders or subcontracts;

18.6.7.	provide BUYER with information on an inventory of all Cells in production, storage or transit.

19.	CONSEQUENCES OF TERMINATION

19.1.	BUYER may procure the required Cells from a third party and in the event the price of such Cells is higher than the Price payable for such Cells under this Contract, Supplier shall pay to BUYER the difference between: (i) the price paid by BUYER to procure the Cells for BUYER’s Site from a third party; and (ii) the respective Purchase Order, within (fifteen) 15 days after invoice or payment for such Cells from BUYER.

19.2.	Supplier shall continue to remain liable for all costs and expenses incurred in relation to the Rejected Cells or Defective Cells, the replacement of the Rejected Cells and replacement of the Defective Cells in accordance with the terms of this Contract;

19.3.	BUYER shall pay Supplier all amounts due and payable in respect of the Cells Delivered and the Cells which are in transit for Delivery to the Designated Delivery Point, as the case may be, as on the date of the notice of termination in accordance with the terms of this Contract; 19.4. Not used;

19.5.	Not used

19.6.	Effect of termination

Termination of this Contract shall not relieve either Party of any obligation incurred prior thereto or for any obligation, which by its terms is to take effect upon termination or survive termination. Moreover, the residuary obligation with respect to Cells delivered up to termination of this Contract shall continue.

20.	INDEMNITY

20.1.	To the fullest extent permitted by Applicable Law, Supplier shall defend, indemnify and hold harmless BUYER and its Representatives (the “BUYER Indemnified Parties”), from and against any and all Losses and Claims suffered or incurred by BUYER Indemnified Parties attributable to: (i) violation of Applicable Law, any applicable anti-money laundering, anti- graft, anti-bribery or anti-corruption law or regulation) by or negligence or misconduct of Supplier (ii) Supplier’s failure to pay Taxes (excluding Sales tax payable in United States) for which BUYER is responsible hereunder; (iii) any damage or personal injury to any Person (including BUYER Indemnified Parties) or to the physical property (other than the BUYER’s Site to the extent such damages thereto are covered by BUYER’s insurance) of any Person (including BUYER Indemnified Parties) to the extent such damage to property or personal injury is caused by the negligence, gross negligence or willful misconduct of Supplier.

20.2.	To the fullest extent permitted by Applicable Law, BUYER shall defend, indemnify and hold harmless Supplier and its Representatives (“Supplier Indemnified Parties”), from and against any and all Losses and Claims suffered or incurred by Supplier Indemnified Parties attributable to violation of Applicable Law any applicable anti-money laundering, anti-graft, anti-bribery or anti-corruption law or regulation) by or negligence or misconduct of BUYER any damage or personal injury to any Person or to the physical property caused by the negligence, gross negligence or willful misconduct of BUYER.

20.3.	Supplier shall defend, indemnify and hold harmless BUYER Indemnified Parties, from and against any and all Losses and Claims suffered or incurred by BUYER Indemnified Parties in connection with any claim brought against BUYER Indemnified Parties asserting that the Cells infringe or misappropriate any Intellectual Property right of any third party. If any such claim materially impairs the value of, or right to use, the Cells, then Supplier shall procure, at its own expense, the right to secure such rights as are reasonably required to maintain the value of Cells, including, without limitation, at its own election (i) modifying infringing Cells to make them non-infringing; (ii) procuring right of continued use; or (iii) substituting such Cells with non-infringing Cells, satisfying all Technical Specifications applicable to such Cells.

20.4.	Each Party shall promptly notify the other in writing of any Claims from any third party which may be covered by the indemnities set forth in this Article 20. Without limiting the generality of the foregoing, Supplier shall promptly notify BUYER in writing of any Claims which Supplier may receive alleging infringement of patents or other proprietary rights which may affect Supplier’s obligations BUYER hereunder.

21.	GOVERNING LAW AND DISPUTE SETTLEMENT

21.1.	This Contract is to be construed in accordance with and governed by the laws of State of [XXX] shall have exclusive jurisdiction over any matter in respect of this Contract.

21.2.	Any dispute, controversy, or claim arising out of or relating to this Contract, including this Article 21, and whether based on contract, tort, statute or other legal or equitable theory (a “Dispute”) that cannot be resolved through mutual discussions among the Parties shall be resolved in accordance with the procedures specified in this Article 21, which shall constitute the sole and exclusive procedures for the resolution of Disputes.

21.3.	For (thirty) 30 days, after a Party provides notice of the existence of a Dispute to the other Party which notice expressly references that it is being provided pursuant to this Article 21, each Party shall use best efforts to attempt to settle such Dispute and reach a resolution satisfactory to both Parties (as evidenced by an instrument in writing) promptly through negotiations conducted in good faith, between Persons holding a senior management position and having authority to reach such a settlement. All negotiations pursuant to this Article 21 shall be confidential and shall be treated as compromise and settlement negotiations and shall not be admissible for any purposes in any subsequent arbitration or other dispute resolution proceeding. If any Party refuses to participate in good faith in negotiations as provided, the other Party may initiate arbitration at any time after such refusal.

21.4.	If any disputes or differences between the Parties are not resolved under Article 21.2 and 21.3 above, the same shall be referred to and finally decided by arbitration rules of American Arbitration Association (as amended).

21.5.	The arbitral tribunal shall consist of (three) 3 arbitrators – one arbitrator nominated by each Party and the third arbitrator being nominated by these two arbitrators so appointed by the Parties (“Tribunal”).

21.6.	The Parties shall proceed with the arbitration expeditiously. The Tribunal shall endeavor to conclude all proceedings thereunder, including any hearing, in order that an award may be rendered within (six) 6 months after the first case management conference with the Tribunal. The Tribunal’s award shall include a written explanation of the basis of their decision with respect to all disputes that were arbitrated.

21.7.	Unless the Parties agree otherwise, the seat of the arbitration Tribunal for all disputes shall be [XXX], and the arbitration shall be conducted solely in the English language.

21.8.	Once appointed, the Tribunal shall have sole jurisdiction to decide all aspects of any Dispute brought to them, including, without limitation, whether a particular Dispute is or is not arbitrable, any order relating to provisional relief, attorney disqualification, and the timeliness of the making of any claim. The Tribunal shall resolve the Dispute in accordance with the Governing Law and the terms and conditions of this Contract.

21.9.	Not used

21.10.	Where multiple arbitral proceedings have been commenced under this Contract, then the Parties hereby agree that all such proceedings shall be consolidated into a single arbitral proceeding before a single arbitration panel where the Tribunal finds: (i) that there is a common question of law or fact arises in both or all of the arbitrations; (ii) that the rights to relief claimed are in respect of, or arise out of, the same transaction or series of transactions, (ii) that the arbitration Contracts are compatible; and (iv) that the consolidation of such arbitration cases will not unduly delay the resolution of any of them.

21.11.	Notwithstanding the Contracts to arbitrate, and without prejudice to the right of either Party to seek such relief from an emergency arbitrator appointed in accordance with the Act, either Party may apply to any court of competent jurisdiction to obtain provisional relief if such action is necessary to avoid irreparable harm or to preserve the status quo prior to the appointment of the Tribunal.

21.12.	Each Party shall equally bear of the arbitration along with its respective cost.

21.13.	This Article 21 shall survive termination.

22.	MISCELLANEOUS

22.1.	Exclusivity – This Contract is nonexclusive Contract, and this Contract shall not preclude or limit BUYER’s right to purchase products like the Cells from another supplier for BUYER’s Site.

22.2.	Notices – Any notices from either Party to the other will be given in writing at the addresses set forth in the preamble of this Contract or other such addresses as may hereafter be designated in writing. A notice may be provided via electronic communication or registered post or courier (will be deemed received when delivered. In the event notice is provided via electronic, notice shall be deemed provided when the electronic mail is successfully delivered.

22.3.	Waiver – No waiver by non-breaching party of a breach of or a default by the other party under any of the provisions of this Contract or under any other Contract, nor the failure by non- breaching party, on one or more occasions, to enforce any of the provisions of Contract to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges hereunder.

22.4.	Sub-Contracting or Assignment – Except as allowed under this Contract, Supplier shall not sub-Contract or assign any and or all part of the works contemplated either under this Contract or under a particular Purchase Order to any third party, firm or company without prior express written permission of BUYER.

22.5.	Non exclusivity – This Contract is non-exclusive basis and BUYER is free to Contract with other entities or persons to supply items or perform services same or like or related to or within the scope of the supplies/Services set forth under this Contract.

22.6.	Relationship – Nothing contained in this Contract shall constitute or be deemed to constitute a partnership between the Parties, and no Party shall hold itself out as an agent for the other Party and/or have the authority or the right to bind or commit the other Party.

22.7.	Not used

22.8.	Severability – Each obligation under this Contract shall be treated as a separate obligation and shall be severally enforceable as such. In the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts that are unenforceable shall be deleted from this Contract based on the mutual confirmation and any such deletion shall not affect the enforceability of all remaining parts of this Contract.

22.9.	Entire Contract – This Contract along with purchase order issued in accordance with this Contract constitutes the entire Contract and understanding of the Parties hereto, and no representations or promises have been made that are not fully set forth herein. In the event there is discrepancies in purchase order and the Contract then this Contract shall prevail.

22.10.	Amendment – The provisions of this Contract may be modified, amended or waived only by written amendment Contract executed by both Parties.

22.11.	Counterparts – This Contract may be executed in one or two counterparts including by facsimile or by electronically, each of which shall be deemed an original. This Contract may be transmitted through use of a facsimile, e-mail, or other electronic medium or may be kept in any electronic format and it shall have the same force and effect as an original.

For BUYER CO.	For, Toyo America LLC

[signature]	[signature]